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                                                                 EXHIBIT 10.36

                  AMENDMENT TO THE ARIAD PHARMACEUTICALS, INC.
        1991 STOCK OPTION PLAN FOR EMPLOYEES AND CONSULTANTS (the "Plan")

Section 3 of the Plan is hereby amended to read as follows:

      3. COMMON STOCK SUBJECT TO OPTIONS. Subject to the adjustment provisions of Paragraph 13 below, a maximum of 5,685,714 shares of Common Stock (reduced by the number of shares of Common Stock then subject to, or issued with respect to, options granted under the ARIAD Pharmaceuticals, Inc. 1991 Stock Option Plan For Directors) may be made subject to options granted under the Plan. If, and to the extent that, options granted under the Plan shall terminate, expire or be canceled for any reason without having been exercised, new options may be granted in respect of the shares covered by such terminated, expired or canceled options. The granting and terms of such new options shall comply in all respects with the provisions of the Plan.

      Shares sold upon the exercise of any option granted under the Plan may be shares of authorized and unissued Common Stock, shares of issued Common Stock held in the Company's treasury, or both.

      There shall be reserved at all times for sale under the Plan a number of shares, of either authorized and unissued shares of Common Stock, shares of Common Stock held in the Company's treasury, or both, equal to the maximum number of shares which may be purchased pursuant to options granted or that may be granted under the Plan.